(a)(5)(F)

Media Relations Jorge Pérez (52-81) 8888-4334	Investor Relations Eduardo Rendón (52-81) 8888-4256	Analyst Relations Ricardo Sales (212) 317-6008	Australian Media Contact Martin Debelle (61-2) 9252-0622

CEMEX ACHIEVES MORE THAN 50%
INTEREST IN RINKER

OFFER FOR RINKER DECLARED UNCONDITIONAL

OFFER CLOSES JUNE 22, 2007

MONTERREY, MEXICO, June 7, 2007.- CEMEX S.A.B. de C.V. (NYSE: CX) announced today that it has received support from 50.34% of the shares of Rinker Group Limited (“Rinker”) (ASX: RIN, NYSE ADR: RIN) under its Offer to acquire Rinker shares. As a result, CEMEX has declared its Offer for Rinker to be unconditional and will process acceptances for payment in accordance with the Offer.

Lorenzo H. Zambrano, Chairman of the Board and CEO of CEMEX said: "We are pleased with the support we have received from the Rinker shareholders who to date have accepted our Offer. We are looking forward to the integration of Rinker, which will create one of the world’s largest building materials companies.”

CEMEX encourages remaining Rinker shareholders to accept the Offer before the scheduled closing date of June 22, 2007 (Sydney time). The Rinker Board has unanimously recommended the Offer and will accept the Offer for their own shares.1 There is no reason to delay acceptance as the Offer is now unconditional and the Offer Price of US$15.85 has been declared final and cannot be increased.1

With majority ownership now achieved, CEMEX will take control of Rinker in due course. Shareholders who do not accept the Offer will become minority holders in Rinker.

CEMEX has proposed that a formal handover occur during the week commencing June 18, 2007. Rinker has confirmed that, as part of that handover and at the request of CEMEX, all Rinker directors will retire from the board in favor of CEMEX's nominees. CEMEX intends to nominate the following persons for appointment to the Rinker board: Mr. Hector Medina (Executive Vice President of Planning and Finance, CEMEX), Mr. Juan Pablo San Agustin (Senior Vice President of Corporate Strategic Planning, CEMEX), Mr. Ramiro Villarreal (General Counsel and Secretary of the Board, CEMEX)

1In each case, in the absence of a superior proposal.

and Mr. Stephen Walker. CEMEX has also engaged an independent executive search firm to assist in identifying an additional director.

Acceptances

CEMEX has acceptances in respect of 314,255,971 of Rinker shares, and is in the course of processing acceptances for a further 136,292,399 Rinker shares tendered in accordance with the terms of the Institutional Acceptance Facility described in the Fifth Supplementary Bidder's Statement. This represents 50.34% of Rinker shares in total.

Termination of withdrawal rights

As the Offer has become unconditional, the withdrawal rights which arise under Rule 14d-7 and Section 14(d)(5) of the Securities Exchange Act of 1934 in relation to acceptances of the Offer (as described in Section 7.3 of the Bidder's Statement) are terminated with immediate effect.

Offer closing date

CEMEX notes that the Offer is scheduled to close at 7:00 P.M. (Sydney time) / 5:00 A.M. (New York time) on Friday, June 22, 2007. CEMEX might decide to further extend the offer as contemplated by the Corporations Act.

CEMEX is a growing global building solutions company that provides high-quality products and reliable service to customers and communities in more than 50 countries throughout the world. CEMEX has a rich history of improving the well-being of those it serves through its efforts to pursue innovative industry solutions and efficiency advancements and to promote a sustainable future. For more information, visit www.cemex.com.

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This document includes “forward-looking statements.” These statements contain the words “anticipate”, “believe”, “intend”, “estimate”, “expect” and words of similar meaning. All statements other than statements of historical facts included in this document, including, without limitation, those regarding CEMEX’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to CEMEX’s products and services) are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of CEMEX to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding CEMEX’s operations and present and future business strategies and the environment in which CEMEX will operate in the future. These forward-looking statements speak only as of the date of this document. Accordingly, there can be no assurance that such statements, estimates or projections will be realized. None of the projections or assumptions in this document should be taken as forecasts or promises nor should they be taken as implying any indication, assurance or guarantee that the assumptions on which such projections have been prepared are correct or exhaustive or, in the case of assumptions, fully stated in this press release. CEMEX expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking information contained herein to reflect any change in CEMEX’s results or expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by law. The projections and forecasts included in the forward-looking statements herein were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants, the Commission or any similar body or guidelines regarding projections and forecasts, nor have such projections or forecasts been audited, examined or otherwise reviewed by the independent auditors of the Company. You should not place undue reliance on these forward-looking statements.

Notice under section 650F of the Corporations Act 2001 (Cth)

To:	Rinker Group Limited (ACN 003 433 118) ("Rinker")
ASX Limited

CEMEX Australia Pty Ltd ("CEMEX") gives notice under section 650F of the Corporations Act 2001 (Cth) that:

1.
it has freed its offers dated November 14, 2006 for all of the ordinary shares and American depositary receipts issued in Rinker (the "Offer") from the 90% minimum acceptance condition set out in section 8.6(a) of its Bidder's Statement dated October 30, 2006;

2.	each of the Offers, and each contract resulting from acceptances of the Offers, is now free from all of the defeating conditions set out in section 8.6 of the Bidder's Statement; and
3.
CEMEX Australia Pty Ltd has voting power of 35.11% in Rinker as at the date of this notice, which will increase to 50.34% once all of the Rinker shares tendered into the Institutional Acceptance Facility described in the Fifth Supplementary Bidder's Statement are processed.

Dated: June 7, 2007 (Sydney time)

/s/ Ramiro G. Villareal
Ramiro G. Villarreal
Director
For and on behalf of CEMEX Australia Pty Ltd